UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 31, 2019

Aceto Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	001-38733	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tri Harbor Court, Port Washington, NY 11050

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Amended and Restated Asset Purchase Agreement

On March 31, 2019, Aceto Corporation, a New York corporation (the “Company”), Rising Pharmaceuticals, Inc., a wholly owned subsidiary of the Company (“Rising”), the wholly owned subsidiaries of Rising (collectively with Rising, the “Sellers”), and Shore Suven Pharma, Inc. (the “Buyer”) entered into an Amended and Restated Asset Purchase Agreement (the “A&R Asset Purchase Agreement”) to the Asset Purchase Agreement, dated as of March 7, 2019, between the Company, the Sellers and the Buyer (the “Asset Purchase Agreement”), pursuant to which the Buyer agreed to acquire substantially all of the assets and assume certain liabilities of the Human Health segment, excluding the Nutritional Business Sub Segment, of the Company’s business (the “Pharma Business”) for gross cash proceeds of approximately $15 million plus the assumption of certain liabilities (as set forth in the Asset Purchase Agreement), subject to approval of the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”).

Pursuant to the terms of the A&R Asset Purchase Agreement, the parties agreed to move to an earlier date the date by which the Buyer, in consultation with the Sellers, has the right to add or delete any contracts or leases to be assigned to, and assumed by, the Buyer. With respect to the cap limiting the contracts and leases that the Buyer may remove, the parties agreed to decrease such cap from not more than 20%, to not more than 13.25%, of the aggregate Cure Costs (as defined in the A&R Asset Purchase Agreement) set forth in the cure notices filed with the Bankruptcy Court. The parties agreed to add a limitation that any such contracts to be removed shall not be with a direct or indirect customer of the Sellers. Additionally, the parties agreed to provide in the A&R Asset Purchase Agreement that they will use commercially reasonable efforts to seek novation or substitution of the federal governmental contracts, to the extent required in order for the Buyer to assume such contracts. Further, the parties agreed to amend the provision relating to the Buyer’s obligation to be fully responsible to pay any higher cure costs determined by the Bankruptcy Court, to clarify that the Buyer has the right to escrow certain amounts of the cure costs that are disputed in good faith by the Buyer, pending resolution or further order of the Bankruptcy Court.

With respect to the A&R Asset Purchase Agreement, the parties also agreed to amend the terms such that a break-up fee would no longer be payable by the Sellers if a Sale Order (as defined in the A&R Asset Purchase Agreement) has not been entered by the Bankruptcy Court on or before May 13, 2019. The parties further agreed to amend the provision relating to any transition services provided post-closing to clarify that if the Sellers provide any such transition services to the Buyer, then the Buyer will pay the actual, reasonable and documented costs, fees and expenses incurred by the Sellers in providing such transition services.

Pursuant to the Sale Procedures Order approved by the Bankruptcy Court, bids for the Pharma Business were due on March 29, 2019. No such bids were received. Therefore, the Buyer’s “stalking horse” bid for the Company’s Pharma Business is no longer subject to higher and better bids by third parties and the Buyer was selected as the successful bidder of the Pharma Business on March 29, 2019. The sale hearing is currently scheduled to be held by the Bankruptcy Court on April 8, 2019.

Amended and Restated Mutual Release of Claims

On March 31, 2019, the Company and certain of the Company’s direct and indirect U.S. subsidiaries (collectively, including the Sellers, the “Debtors”) and certain parties that were or are affiliated with the Buyer (the “Released Sellers”) entered into an Amended and Restated Mutual Release of Claims (the “A&R Mutual Release”) to the Mutual Release of Claims, dated as of March 7, 2019, to reflect the Debtors’ and the Released Sellers’ agreement to certain limitations on the treatment of the DPO Claims (as defined therein).

The foregoing descriptions of the A&R Asset Purchase Agreement and the A&R Mutual Release are not complete and are qualified in their entirety by reference to the A&R Asset Purchase Agreement and the A&R Mutual Release which are attached as Exhibit 10.1 and 10.2, respectively, hereto and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Asset Purchase Agreement, dated as of March 31, 2019, by and among Rising Pharmaceuticals, Inc., PACK Pharmaceuticals, LLC, Rising Health, LLC, Acetris Health, LLC, as sellers, Aceto Corporation, as parent, and Shore Suven Pharma, Inc., as buyer.

10.2	Amended and Restated Mutual Release of Claims, dated as of March 31, 2019, by and between (i) Aceto Corporation, Rising Pharmaceuticals, Inc., Acetris Health, LLC, Rising Health, LLC, Aceto Agricultural Chemicals Corporation, Aceto Realty LLC, PACK Pharmaceuticals, LLC, Arsynco, Inc., Acci Realty Corp., and (ii) Shore Pharma LLC, Cedar Pharma LLC (f/k/a Citron Pharma LLC), Aster Pharma LLC (f/k/a Lucid Pharma LLC), Citgen Pharma Holding LLC, Gensource Pharma LLC, SS Pharma LLC, Pharma Reach LLC, Citgen Realty LLC, Sudha Kavuru, Vimal Kavuru and Subha Sri Thogarchedu.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: April 3, 2019	By:	/s/ William C. Kennally, III
William C. Kennally, III
President and CEO